Exhibit 99.1

FESTIVAL FUN PARKS, LLC AND PALACE FINANCE, INC. COMMENCE

TENDER OFFER AND CONSENT SOLICITATION WITH RESPECT TO

OUTSTANDING 10 7/8% SENIOR NOTES

NEWPORT BEACH, CALIFORNIA, December 20, 2007 — Festival Fun Parks, LLC (“Festival”) and Palace Finance, Inc. (“Palace”) today announced that they have commenced a cash tender offer to purchase any and all of their outstanding 10 7/8% Senior Notes due 2014 (the “Notes”).  In connection with the tender offer, Festival and Palace are soliciting consents to eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Notes (the “Indenture”).

The tender offer is scheduled to expire at 12:01 a.m., New York City time, on January 31, 2008, unless extended.  The price that Festival and Palace will pay for Notes that are tendered and accepted for payment will be an amount equal to 103% of the principal amount of the Notes ($1,030 per $1,000 principal amount) plus accrued and unpaid interest up to but excluding the payment date.  Festival and Palace will also pay a consent fee of 5% of the principal amount of the Notes ($50 per $1,000 principal amount) for any Notes that are tendered prior to the consent payment deadline of 5:00 p.m., New York City time, on January 7, 2008.  No consent fee will be paid for Notes tendered after the consent payment deadline.  Holders who tender Notes and deliver consents will not be able to withdraw or revoke them after the consent payment deadline, except in certain limited circumstances.

Holders of Notes may not tender Notes without delivering consents and may not deliver consents without tendering Notes.  The obligation of Festival and Palace to accept for payment and purchase Notes that are tendered, and pay for the related consents, is conditioned on, among other things, receipt of consents to the proposed amendments to the Indenture from the holders of at least a majority in principal amount of the Notes not owned by Festival or Palace, or any of their affiliates, being properly tendered and not validly withdrawn, if permitted, and obtaining sufficient financing to, among other things, repurchase the Notes pursuant to the tender offer and the consent solicitation.

If the requisite number of consents is received prior to the consent payment deadline, then Festival, Palace and the trustee will execute a supplemental indenture containing the amendments to the Indenture.  The amendments will not become operative until the payment date and, if they become operative, will be effective as of the date on which the supplemental indenture was executed.

As of December 20, 2007, Festival and Palace have entered into irrevocable commitment letters with the holders of $99,565,000 principal amount of the Notes (the “Majority Holders”), pursuant to which the Majority Holders agreed to irrevocably tender their Notes and deliver their consents prior to the consent payment deadline on the condition that Festival and Palace (1) do not reduce the aggregate amount of the tender consideration and the consent payment to less than 108% of the Notes’ principal amount plus accrued and unpaid interest up to but excluding the payment date, (2) do not withdraw the tender offer and (3) complete the tender offer by 5 p.m. New York City time on January 31, 2008.  The consents to be delivered by the Majority Holders constitute the requisite number of consents.  Therefore, unless Festival and Palace take any of the actions described in (1) through (3) above, the proposed amendments to the Indenture will be adopted.  The Majority Holders did not and will not receive any additional consideration for entering into the irrevocable commitment letter or otherwise in connection with the tender offer and the consent solicitation.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The tender offer and consent solicitation is being made solely in the Offer to Purchase and Consent Solicitation Statement and accompanying Consent and Letter of Transmittal, each dated December 20, 2007.

Festival and Palace have engaged Merrill Lynch & Co. to act as the dealer manager and solicitation agent for the tender offer and the consent solicitation.  Questions regarding the tender offer and consent solicitation may be directed to Merrill Lynch toll-free at (888) 654-8637 or collect at (212) 449-4914.  Request for copies of the Offer to Purchase and Consent Solicitation Statement and the Consent and Letter of Transmittal may be directed to Global Bondholder Services Corporation, the information agent for the tender offer and the consent solicitation, at (866) 952-2200.